                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G
                         (Amendment No.       )*
                                        ------

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 ACCOM, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               004334 10 8
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  2  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures, a California limited partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  583,474
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  583,474
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     583,474
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  3  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology II, a California limited partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  141,407
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  141,407
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     141,407
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  4  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  724,881
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  724,881
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     724,881
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 4 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  5  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  670,893
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  670,893
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     670,893
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 5 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  6  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology IV, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  7,441
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  7,441
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     7,441
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 6 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  7  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado C&L Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  13,328
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  13,328
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     13,328
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 7 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  8  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  691,662
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  691,662
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     691,662
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 8 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  9  of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Shanda Bahles
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  691,662
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  691,662
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     691,662
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 9 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  10 of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary W. Kalbach
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  1,416,543
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  1,416,543
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,416,543
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  11 of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas H. Peterson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  691,662
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  691,662
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     691,662
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 11 of 17 Pages

CUSIP No. 004334 10 8                 13G                 Page  12 of  17 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Brent T. Rider
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  724,881
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  724,881
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     724,881
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 12 of 17 Pages

ITEM 1(A).  NAME OF ISSUER
            Accom, Inc. ("Issuer")
--------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1490 O'Brien Drive, Menlo Park, CA 94025
--------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            El Dorado Ventures, a California limited partnership ("EDV")
            El Dorado Technology II, a California limited partnership ("EDT II") El Dorado Venture Partners ("EDVP")
            El Dorado Ventures III, L.P. ("EDV III")
            El Dorado Technology IV, L.P. ("EDT IV")
            El Dorado C&L Fund, L.P. ("EDC&L")
            El Dorado Venture Partners III ("EDVP III")
            Shanda Bahles
            Gary W. Kalbach
            Thomas H. Peterson
            Brent T. Rider
--------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            20300 Stevens Creek Boulevard, Suite 395, Cupertino, CA 95014
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            Entities:            EDV -- California
                                 EDT II -- California
                                 EDVP -- California
                                 EDV III -- California
                                 EDT IV -- California
                                 EDC&L -- California
                                 EDVP III -- California

            Individuals:         Ms. Bahles -- United States
                                 Mr. Kalbach -- United States
                                 Mr. Peterson -- United States
                                 Mr. Rider -- United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            004334 10 8
-------------------------------------------------------------------------------


ITEM 3.  NOT APPLICABLE.


                              Page 13 of 17 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Entities:            EDV -- 583,474
                             EDT II -- 141,407
                             EDVP -- 724,881
                             EDV III -- 670,893
                             EDT IV -- 7,441
                             EDC&L -- 13,328
                             EDVP III -- 691,662

        Individuals:         Ms. Bahles -- 691,662
                             Mr. Kalbach -- 1,416,543
                             Mr. Peterson -- 691,662
                             Mr. Rider -- 724,881
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        Entities:            EDV -- 8.9
                             EDT II -- 2.2
                             EDVP -- 11.0
                             EDV III -- 10.2
                             EDT IV -- 0.1
                             EDC&L -- 0.2
                             EDVP III -- 10.5

        Individuals:         Ms. Bahles -- 10.5
                             Mr. Kalbach -- 21.6
                             Mr. Peterson -- 10.5
                             Mr. Rider -- 11.0
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Entities:            EDV -- 583,474
                                   EDT II -- 141,407
                                   EDVP -- 724,881
                                   EDV III -- 670,893
                                   EDT IV -- 7,441
                                   EDC&L -- 13,328
                                   EDVP III -- 691,662

              Individuals:         Ms. Bahles -- -0-
                                   Mr. Kalbach -- -0-
                                   Mr. Peterson -- -0-
                                   Mr. Rider -- -0-
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              Entities:            EDV -- -0-
                                   EDT II -- -0-
                                   EDVP -- -0-
                                   EDV III -- -0-
                                   EDT IV -- -0-
                                   EDC&L -- -0-
                                   EDVP III -- -0-

              Individuals:         Ms. Bahles -- 691,662
                                   Mr. Kalbach -- 1,416,543
                                   Mr. Peterson -- 691,662
                                   Mr. Rider -- 724,881
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              Entities:            EDV -- 583,474
                                   EDT II -- 141,407
                                   EDVP -- 724,881
                                   EDV III -- 670,893
                                   EDT IV -- 7,441
                                   EDC&L -- 13,328
                                   EDVP III -- 691,662

              Individuals:         Ms. Bahles -- -0-
                                   Mr. Kalbach -- -0-
                                   Mr. Peterson -- -0-
                                   Mr. Rider -- -0-
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              Entities:            EDV -- -0-
                                   EDT II -- -0-
                                   EDVP -- -0-
                                   EDV III -- -0-
                                   EDT IV -- -0-
                                   EDC&L -- -0-
                                   EDVP III -- -0-

              Individuals:         Ms. Bahles -- 691,662
                                   Mr. Kalbach -- 1,416,543
                                   Mr. Peterson -- 691,662
                                   Mr. Rider -- 724,881
              -----------------------------------------------------------------


                              Page 14 of 17 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a memember of a group as defined in Section 240. 13d-1(b)(1)(ii)(H) of the Act.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

Not Applicable.
-------------------------------------------------------------------------------

EXHIBITS

A.    Joint Filing Statement

                              Page 15 of 17 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997


EL DORADO VENTURES, A CALIFORNIA       EL DORADO TECHNOLOGY II, A CALIFORNIA
  LIMITED partnership                    LIMITED PARTNERSHIP

By: El Dorado Venture Partners         By: El Dorado Venture Partners
      its general partner                    its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner

EL DORADO VENTURE PARTNERS

By:   /s/
   -----------------------------
       General Partner

EL DORADO VENTURES III, L.P.           EL DORADO TECHNOLOGY IV, L.P.

By: El Dorado Venture Partners III     By: El Dorado Venture Partners III
      its general partner                    its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner

EL DORADO C&L FUND, L.P.               EL DORADO VENTURE PARTNERS III

By: El Dorado Venture Partners III
      its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner



By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       Shanda Bahles                          Gary W. Kalbach


By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       Thomas H. Peterson                     Brent T. Rider

                              Page 16 of 17 Pages

                                   EXHIBIT A
                           AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:  February 14, 1997


EL DORADO VENTURES, A CALIFORNIA       EL DORADO TECHNOLOGY II, A CALIFORNIA
  LIMITED partnership                    LIMITED PARTNERSHIP

By: El Dorado Venture Partners         By: El Dorado Venture Partners
      its general partner                    its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner

EL DORADO VENTURE PARTNERS

By:   /s/
   -----------------------------
       General Partner

EL DORADO VENTURES III, L.P.           EL DORADO TECHNOLOGY IV, L.P.

By: El Dorado Venture Partners III     By: El Dorado Venture Partners III
      its general partner                    its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner

EL DORADO C&L FUND, L.P.               EL DORADO VENTURE PARTNERS III

By: El Dorado Venture Partners III
      its general partner

By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       General Partner                       General Partner



By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       Shanda Bahles                          Gary W. Kalbach


By:   /s/                              By:   /s/
   -----------------------------          -----------------------------
       Thomas H. Peterson                     Brent T. Rider

                              Page 17 of 17 Pages